EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our report dated October 21, 2002 on the Statement of Revenues over Certain Operating Expenses for the Harcourt Austin Building and our report dated September 26, 2002 on the Statement of Revenues over Certain Operating Expenses for the IRS Long Island Buildings, in Amendment No. 1 to the Registration Statement (Form S-11 No. 333-85848) and related Prospectus of Wells Real Estate Investment Trust, Inc. for the registration of 330,000,000 shares of its common stock.

/s/    ERNST & YOUNG LLP

Atlanta, Georgia
October 25, 2002